Exhibit 3.30

LIMITED LIABILITY COMPANY AGREEMENT

OF

T-MOBILE NORTHEAST LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated effective as of January 1, 2006, is made and entered into pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “LLC Act”), by T-MOBILE USA, INC. as the sole Member (the “Member”) of T-MOBILE NORTHEAST LLC, a Delaware limited liability company (the “Company”). The Member does hereby certify and agree as follows:

ARTICLE I

FORMATION; NAME; PURPOSE; TERM; PLACE OF BUSINESS

Section 1.1 Name; Formation.

Omnipoint Holdings, Inc. (the “Corporation”) was formed as a Delaware Corporation on January 14, 1998. The Corporation was converted into the Company pursuant to the filing with the Secretary of State of Delaware (the “Secretary of State”) of a Certificate of Formation and a Certificate of Conversion, each effective as of January 1, 2006 at 1:20 a.m. EST (the “Conversion”), pursuant to which T-Mobile USA, Inc., which had been the sole stockholder of the Corporation, became the sole Member of the Company. The name of the Company is and shall be T-Mobile Northeast LLC.

Section 1.2 Purpose.

The purpose for which the Company is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity which may be carried on by a limited liability company under the LLC Act.

Section 1.3 Term.

The Company shall have perpetual existence beginning at the effective time set forth in the Certificate of Formation filed with by the Secretary of State; provided, however, that the Company may be dissolved in accordance with Section 7.1 of this Agreement.

Section 1.4 Place of Business and Resident Agent.

The initial location of the place of business of the Company shall be 12920 S.E. 38th Street, Bellevue, Washington 98006. The initial address of the registered office and the name and address of the initial resident agent of the Company in the State of Delaware are as set forth in the Certificate of Formation.

ARTICLE II

MEMBERS; INTERESTS IN THE COMPANY;

CAPITAL CONTRIBUTIONS

Section 2.1 Members and Capital Contributions.

A. The initial Member’s ownership interest in the Company shall be represented by 100 units of membership interest (“Units”). An unlimited number of Units are authorized.

B. The Member has acquired its Units in the Company by virtue of the Conversion, pursuant to which all of the shares of capital stock in the Corporation held by the Member were coverted into all of the Units of membership interest in the Company. The Member has accepted and agreed to the provisions of this Agreement by executing a counterpart signature page hereto.

C. Subject to Section 4.1.1, one or more persons may be admitted to the Company from time to time as additional Members upon such terms and subject to such conditions as may be determined by the Members or the Managers (as such term is defined below).

D. A person may be admitted to the Company as a Member without the requirement of becoming a party to this Agreement if such person evidences the intent to become a Member in writing by accepting and agreeing to be bound by the provisions of this Agreement and, with respect to any additional or substitute Members, complies with any other conditions for becoming a Member established by the Members or the Managers.

Section 2.2 Capital Contributions.

A. Each Member has contributed to the capital of the Company (in the case of the initial Member, by virtue of the Conversion; in the case of any additional Members, as determined by the Managers) cash, services or property at such times, in such amounts, and of such types as are reflected in the books and records of the Company.

B. The Managers may from time to time, on behalf of the Company and without the requirement of any consent by the Members, seek and accept from one or more Members selected by the Managers additional capital contributions of cash, services or in-kind contributions of property on such terms and subject to such conditions as may be determined by the Managers in their sole discretion.

C. Except for the capital contributions of the Members required under Sections 2.2.A and 2.2.B, no Member shall be required to make any further capital contributions to the Company or to lend any funds to the Company, although any Member may agree and become obligated to do so. No Member shall have any obligation to contribute additional capital to the Company to restore a deficit balance in the Member’s Capital Account (as defined below).

Section 2.3 Issuance and Classification of Units.

The relative ownership interests of the Members in the Company shall be represented by Units of membership interest. Ownership interests in the Company shall constitute a security governed by Article 8 of the Delaware Uniform Commercial Code, 6 Del. C. §§ 8-101 et seq., as adopted and in effect in the State of Delaware. The Units of the Company shall be of a single class. Each Member’s share of the profits and losses of the Company, right to receive distributions from the Company (prior to its termination and dissolution) and voting powers shall be in proportion to the number of Units held by that Member.

Section 2.4 Certification and Registration of Units.

A. All membership interests in the Company shall be evidenced by security certificates in registered form (the “Certificates of Units”). The Company shall keep at its principal executive office a register (the “Membership Interest Register”) in which, subject to reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company shall provide for the registration and transfer of Certificates of Units.

B. Whenever one or more Certificates of Units shall be surrendered at the principal executive office of the Company for transfer (which shall be subject to satisfaction of Section 6.1 hereof) or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and duly executed by the holder of the Certificate of Units or his or its attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor one or more Certificates of Units as may be requested by such holder, representing the same aggregate number of Units as the Certificate or Certificates of Units so surrendered. Each new Certificate of Units shall be dated as of the date of issuance and registered in the name or names as such holder may designate in writing.

C. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Certificate of Units and of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of a Certificate of Units (in the case of mutilation), the Company will make and deliver in lieu of the original Certificate of Units a new Certificate of Units of like tenor and number of Units, dated as of the date of issuance.

D. The Company, the Managers, and the Officers of the Company shall be entitled to treat the record owner of any Units registered on the Membership Interest Register as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units has been received and accepted by the Managers and recorded on the books of the Membership Interest Register. The Managers may refuse to accept an assignment until the end of the next successive quarterly accounting period. In no event shall any Units, or any portion thereof, be sold, transferred, or assigned to a minor or incompetent, and any such attempted sale, transfer, or assignment shall be void and ineffectual and shall not bind the Company or the Managers.

E. Each Certificate of Units now or hereafter held by a Member shall bear a legend in substantially the following form:

“The Units of membership interest represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. No transfer or other disposition of such Units may be made in the absence of an effective registration statement for such Units under the Securities Act of 1933 or an opinion of legal counsel satisfactory to T-Mobile USA, Inc. that registration is not required under said Act. Reference is also made to the Limited Liability Company Agreement entered into by the registered owner concurrently with or prior to the issuance of this certificate which should be referred to for additional restrictions on the transferability of the Units of membership interest represented hereby.”

Section 2.5 Capital Accounts.

A separate capital account (the “Capital Account”) shall be maintained for each Member. The Capital Account of a Member shall be increased by (a) the amount of cash contributed by such member; (b) the agreed fair market value of any property contributed by such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) and (c) the amount of all profits (and any item thereof) allocated to such Member. Each Member’s capital account shall be decreased by (d) the amount of all distributions to such Member; (e) the fair market value of property distributed to such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) and (f) the amount of all losses (and any item thereof) allocated to such Member. The Capital Accounts shall be determined, maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, including the capital account maintenance rules in Treasury Regulations § 1.704-(l)(b)(2)(iv).

Section 2.6 General Rules Relating to Capital of the Company.

A. No Member shall be personally liable for the return of the capital contributions of the Members, or any portion thereof, it being expressly understood that any such return of contributions shall be made solely from the Company assets.

B. No Member shall have the right to withdraw or receive a return of all or any part of that Member’s capital contributions, or to demand or (except pursuant to Article III) receive property of the Company or any distribution in return for that Member’s capital contributions.

Section 2.7 Liability of the Members

No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company solely by reason of being a Member of the Company. A Member shall be liable only to make the contributions described in Section 2.2 hereof, and shall not be required to lend any funds to the Company, or to make any other contributions, assessments or payments to the Company.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

Section 3.1 Distributions Prior to Dissolution and Termination.

Prior to the dissolution and termination of the Company, cash not needed by the Company for the operation of its business shall be distributed to the Members at such times and in such amounts as shall be determined by the Managers. All such distributions shall be made to the Members in proportion to the number of Units held by each Member.

Section 3.2 Allocations of Profits and Losses.

Profits and losses for each fiscal year (or other portion thereof) of the Company shall be allocated among the Members in proportion to the number of Units held by each Member.

Section 3.3 Distributions Upon Dissolution and Termination

Upon the dissolution and termination of the Company, the assets remaining after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall be distributed to the Members in accordance with the number of Units held by each Member. If assets are to be distributed in kind, the Members’ Capital Accounts shall be appropriately adjusted, in accordance with Section 3.2, before any such distribution to reflect any profits and losses which would have been allocated if the property distributed in kind had been sold for its fair market value (net of liabilities) by the Company prior to dissolution.

ARTICLE IV

MANAGEMENT OF BUSINESS AND

AFFAIRS OF THE COMPANY

Section 4.1 Management of Business and Affairs of the Company.

All Company powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Managers, subject to any limitation set forth in the Certificate of Formation; provided, however, that only the Members, by vote or written consent of Members holding a majority of the Units, may take the following actions or may direct the Managers to take the following actions:

4.1.1 The admission of an Additional Member;

4.1.2 The approval of a merger or reorganization of the Company, or a sale or transfer of all or substantially all of its assets;

4.1.3 The amendment of this Agreement or taking any action in violation of this Agreement, or the waiver of any provision of this Agreement; or

4.1.4 The causing of the Company to voluntarily initiate a proceeding under which the Company would become a debtor under the United States Bankruptcy Code.

Section 4.2 Number, Election and Term of Office.

The number of Managers of the Company shall be fixed by resolution of the Managers or of the Members from time to time and shall initially be two; provided, however, that no decrease in the number of Managers shall have the effect of shortening the term of an incumbent Manager.

Section 4.3 Initial Board of Managers.

The Member hereby appoints the following individuals as the initial Managers:

Brian Kirkpatrick

David Miller

Section 4.4 Removal of Managers.

Any individual Manager may be removed, with or without cause, by the Members. A removed Manager’s successor, if any, shall be appointed by the Members to serve the unexpired term.

Section 4.5 Vacancies.

Subject to Section 4.4, a vacancy occurring in the Managers may be filled (for the unexpired term, if applicable) by either action of Members holding a majority of the Units or the affirmative vote of a majority of the remaining Managers, whether or not the remaining Managers constitute a quorum. A vacancy or vacancies in the Managers may result from the death, resignation, disqualification or removal of any Manager, or from an increase in the number of Managers.

Section 4.6 Compensation.

Managers may receive such compensation for their services as Managers as may be fixed by the Members from time to time. A Manager may also serve the Company in one or more capacities other than that of Manager and receive compensation for services rendered in those other capacities.

Section 4.7 Committees of the Managers.

The Managers may designate from among themselves an executive committee or one or more other standing or ad hoc committees, each consisting of one or more Managers, who serve at the pleasure of the Managers. Each committee shall have the authority set forth in the resolution establishing the committee or in any other resolution of the Managers specifying, enlarging, or limiting the authority of the committee.

Section 4.8 Action by Managers or Members.

Any action by the Managers may be taken by vote of a majority of the entire number of Managers at a meeting thereof or unanimous written consent of the Managers. Except as otherwise specified in this Agreement, any action by Members may be taken by vote or written consent of Members holding a majority of the Units. Participation in meetings may be by conference telephone if all persons can hear and speak to each other. A majority of the Managers shall constitute a quorum for meetings of the Managers. Members holding a majority of the Units shall constitute a quorum for meetings of Members.

Section 4.9 Liability of Member and Managers.

No Member nor any Manager shall be liable as a Member or Manager for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member or any Manager for liabilities of the Company.

Section 4.10 Other Businesses of Members; Conflicts of Interest.

4.10.1 Except as may otherwise be agreed in writing, any Member and any affiliate of any Member may engage in or possess an interest in other business ventures of any nature or description independently or with others, and neither the Company nor any Member shall have any rights in or to such independent ventures or the income or profits derived therefrom, and such activities shall not be construed as a breach of any duty of loyalty or other duty to the other Members or the Company.

4.10.2 The Members and their affiliates shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. It is expressly understood that the Members and their affiliates may enter into transactions that are similar to the transactions into which the Company may enter.

4.10.3 A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s or the Manager’s conduct furthers the Member’s interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member or any of its affiliates has a direct or indirect interest in the transaction if the transaction is fair to the Company.

Section 4.11 Authority of Managers to Bind the Company.

Only the Managers and agents of the Company authorized by the Managers shall have the authority to bind the Company.

Section 4.12 Standard of Care of Member and Managers.

A Member’s and Manager’s duty of care in the discharge of the Member’s or Manager’s duty to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. In discharging their duties, the Members and Managers shall be fully protected in relying in good faith upon such information, opinions, reports or statements by any of their agents, or by any other person, as to matters the Member or Manager reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Section 4.13 Indemnification.

A. The Company shall indemnify (i) its Managers and Officers to the fullest extent permitted or authorized by the laws of the State of Delaware now or hereafter in force applied as if the Company were a Delaware corporation, including (without limitation) the advance of expenses under the procedures and to the full extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Managers and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Certificate of Formation or this Agreement or repeal of any of the provisions thereof shall limit or eliminate the night to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The indemnification shall be payable solely from the assets of the Company and no Member shall have any personal, corporate or limited liability company liability therefor.

B. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Manager or Officer of the Company shall be personally liable to the Company or any Members for money damages. No amendment of the Certificate of Formation or this Agreement, or repeal of any of their respective provisions shall limit or eliminate the limitation on liability provided to Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE V

OFFICERS

A. The Managers shall appoint or elect (and may remove and replace) Officers of the Company for the purpose of managing the day-to-day operations of the Company.

B. The names of the initial Officers serving the Company and the capacities in which they serve are as follows:

Robert P. Dotson	President and Chief Executive Officer
Brian Kirkpatrick	Executive Vice President and Chief Financial Officer
Michael Butler	Senior Vice President and Chief Marketing Officer
Bruce Brown	Senior Vice President and Chief Information Officer
Cole Brodman	Senior Vice President and Chief Development Officer
David A. Miller	Senior Vice President, General Counsel and Secretary
John Clelland	Senior Vice President, Marketing
Susan Nokes	Senior Vice President, Customer Care
Neville Ray	Senior Vice President, Engineering Operations
Manny Sousa	Senior Vice President and Chief People Officer
Allyn Hebner	Vice President, Accounting
Controller and Principal Accounting Officer
H. “Skip” Cornett	Vice President, Tax
Dirk Mosa	Vice President, Corporate Development
Lauren Venezia	Vice President, Deputy General Counsel and Assistant Secretary
Lee A. Tostevin	Assistant Secretary

ARTICLE VI

RESTRICTIONS ON TRANSFERS AND WITHDRAWALS

Section 6.1 Transfer of Units; Withdrawal.

No Member shall (i) endorse, sell, give, pledge, encumber, assign, transfer or otherwise dispose of, voluntarily or involuntarily or by operation of law (hereinafter referred to as “Transfer”) all or any part of such Member’s Units, without the prior written consent of the Managers, which consent shall not be unreasonably withheld, or (ii) voluntarily withdraw or retire from the Company as a Member. Any attempted Transfer or withdrawal in contravention of this Agreement shall be void ab initio and shall not bind or be recognized by the Company. As a condition to any transfer, the Managers may require evidence satisfactory to them that all applicable securities laws have been complied with.

Section 6.2 Effect of Bankruptcy, Dissolution or Termination of a Member.

Except as required by the Act, the bankruptcy, dissolution, liquidation or termination of a Member shall not cause the termination or dissolution of the Company, and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee or conservator of such Member shall have all the nights of an assignee of the Units of such Member for the purpose of settling or managing the former Member’s estate or property. The Transfer by such trustee, receiver, executor, administrator, committee or conservator of any Member of any Unit shall be subject to all of the restrictions hereunder to which such Transfer would have been subject if such Transfer had been made by such bankrupt, dissolved, liquidated or terminated Member.

ARTICLE VII

DISSOLUTION OF THE COMPANY

Section 7.1 Dissolution

The Company shall be dissolved upon the occurrence of any of the following events:

A. the election by the Managers to dissolve and terminate the Company; or

B. the election by the Members holding more than two-thirds of the Units to dissolve and terminate the Company.

Section 7.2 Liquidation and Termination.

A. Upon the dissolution of the Company, the Officers and Managers of the Company shall cause the Company to liquidate by converting the assets of the Company to cash or its equivalent and arranging for the affairs of the Company to be wound up with reasonable speed but with a view towards obtaining fair value for Company assets, and, after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall distribute the remaining assets to and among the Members in accordance with the provisions of Section 3.3 hereof.

B. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contribution thereto and share of profits, gains and losses thereof and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

ARTICLE VIII

BOOKS AND RECORDS; ACCOUNTING,

TAX ELECTIONS, ETC.

Section 8.1 Books, Records and Reports.

A. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and Managers and of any executive or other committee when exercising any of the powers of the Managers. The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a certified copy of this Limited Liability Company Agreement shall be kept at the principal office of the Company or at such other place designated by the President of the Company. The books and records of the Company shall be maintained by the Secretary of the Company and shall be available for examination by any Member, or its duly authorized representatives, during regular business hours.

B. The President or other appropriate Officer shall prepare or cause to be prepared and shall furnish to the Members within ninety (90) days of the end of each fiscal year (i) a balance sheet and report of the receipts, disbursements, profits or losses of the Company, and each Member’s share of such items for the fiscal year, and (ii) information necessary for the Members to prepare their respective federal and state income tax returns. The cost of such financial and tax reports shall be an expense of the Company.

Section 8.2 Bank Accounts Checks, Drafts, Etc.

The bank accounts of the Company shall be maintained in accounts in the name of and under the tax identification number for the Company in such banking institutions as the Managers or the appropriate Officers shall determine. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company, shall be signed by such Officers or such other persons as may be authorized by the Board of Managers from time to time.

Section 8.3 Fiscal Year; Methods of Accounting.

The fiscal year of the Company shall be the year ending December 31, unless otherwise determined by the Board of Managers. The method of accounting to be used in keeping the books of the Company shall be determined by the Board of Managers in accordance with applicable law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Binding Provisions.

The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Members, Managers and Officers.

Section 9.2 Separability of Provisions.

Each provision of this Agreement shall be considered separable; and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

Section 9.3 Rules of Construction.

Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement:

(i) References to the singular include the plural, and references to the plural include the singular.

(ii) Words of the masculine gender include correlative words of the feminine and neuter genders.

(iii) The headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect.

(iv) References to a person include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

(v) Any reference in this Agreement to a particular “Article,” “Section” or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require.

(vi) Any use of the word “including” in this Agreement shall not be construed as limiting the phrase so modified to the particular items or actions enumerated.

(vii) When any reference is made in this document or any of the schedules or exhibits attached to the Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

Section 9.4 Entire Agreement; Amendments.

A. This Agreement constitutes the entire agreement with respect to the subject matter hereof.

B. This Agreement and the Certificate of Formation may be modified or amended only pursuant to a written amendment adopted by the Managers and approved by the Member or Members holding a majority of the Units; provided, however, no amendment shall be effective with respect to any Member without the prior written consent of such Member if the effect of the amendment would be to increase the capital contributions required to be made by the Member or otherwise to increase the liabilities of the Member. Once an amendment to this Agreement and/or the Certificate of Formation has been approved, the proper Officers of the Company shall authorize the preparation and filing, if necessary, of a written amendment to this Agreement and/or the Certificate of Formation, as applicable.

Section 9.5 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

[Signatures appear on the Counterpart Signature Page]

LIMITED LIABILITY COMPANY AGREEMENT

OF

T-MOBILE NORTHEAST LLC

COUNTERPART SIGNATURE PAGE

The undersigned, intending to be admitted to T-MOBILE NORTHEAST LLC, a Delaware limited liability company (the “Company”), as a Member thereof and to accept and agree to be bound by all the terms and provisions of the Limited Liability Agreement of the Company dated as of January 1, 2006, does hereby cause this Counterpart Signature Page to be executed, acknowledged and delivered by the undersigned authorized person in its name and on its behalf.

MEMBER:

T-MOBILE USA, INC.

By:
Name:	David A. Miller
Title:	Senior Vice President, General Counsel and Secretary